Exhibit 99.1

         SPRINT BOARD ADOPTS NEW SHAREHOLDER RIGHTS PLAN

      KANSAS CITY, Mo., June 9, 1997 -- Sprint today announced that its board of directors has approved a new shareholder rights plan that replaces the plan that had been in place since 1989.
     The new plan contains most of the elements of the previous plan, as well as enhancements designed to better enable the board to act in the best interest of shareholders in the event of a proposed takeover. As part of the adoption of the new plan, existing rights will be redeemed and the new rights will be distributed as a dividend. The redemption price for the existing rights and the dividend of the new rights will be paid to holders of common stock and Class A common stock of record as of close of business on June 24.
     The redemption price will be one-half cent per common share, which accounts for a 2 for 1 stock split in 1989, and will be paid on or about July 15.
     The rights generally will be able to be exercised only if a person or group acquires 15 percent or more of Sprint's common stock and Class A common stock or announces a tender or exchange offer which, upon consummation, would result in a person or group owning 15 percent or more of the company's common and Class A common stock. Each new right will initially entitle the holder to purchase one one-thousandth of share of a new series of preferred stock at an exercise price of $225. The new rights are redeemable at a price of 1 cent per right and will expire on June 25, 2007.
     The plan was not adopted in response to any specific threat to acquire control of Sprint, and the board is not aware of any such activity.
     Sprint is a global communications company -- at the forefront in integrating long distance, local and wireless communications services, and the world's largest carrier of Internet traffic. Sprint builds and operates the United States' only nationwide all-digital, fiber-optic network and is the leader in advanced data communications services. Sprint has $14 billion in annual revenues and serves more than 16 million business and residential customers.